Exhibit 10.24

Ralph William Charlton III, M.D., M.A.S

March 14, 2022

Re: Employment Terms

Dear Will,

Spruce Biosciences, Inc., a Delaware corporation (the “Company”), is pleased to offer you full-time employment in the regular exempt position of Chief Medical Officer effective as of March 28, 2022 (the “Commencement Date”), in which you will be responsible for such duties as are normally associated with such position or as otherwise determined by your supervisor. You will report to Javier Szwarcberg, the Chief Executive Officer, or such other individual as the Company may designate. Your position will be headquartered in our offices located in Daly City, California, or such other location as the Company may designate, except for such travel as may be necessary to fulfill your responsibilities. In the course of your employment with Company, you will be subject to and required to comply with all company policies, and applicable laws and regulations.

You will be paid a base salary at the annual rate of $400,000 subject to required tax withholding and other authorized deductions. Your base salary will be payable in accordance with the Company’s standard payroll policies and subject to adjustment pursuant to the Company’s policies as in effect from time to time.

In addition to your base salary, you may be eligible to earn an annual cash performance bonus, at the discretion of the Board of Directors (the “Board”) or Compensation Committee of the Board (the “Compensation Committee”), based on the attainment of corporate performance metrics and/or individual performance objectives, in each case established and evaluated by the Board or Compensation Committee in its sole good faith discretion. Your target annual bonus shall be 40% of your base salary, but the actual amount of your annual bonus may be more or less, depending on the attainment of applicable performance criteria and Company achievements. Such annual bonus shall be paid within three months following the year to which the annual bonus relates and will be contingent upon your continued employment through the applicable payment date (provided that if your employment is terminated by the Company without Cause (as defined in the Equity Plan (as defined below) or as the result of your death or disability, then in any such case you will receive any earned but unpaid annual bonus relating to the immediately preceding calendar year at the same time as if no such termination had occurred). You hereby acknowledge and agree that nothing contained herein confers upon you any right to an annual bonus in any year, and that whether the Company pays you an annual bonus and the amount of any such annual bonus will be determined by the Board or Compensation Committee in its sole good faith discretion.

Subject to approval by the Board or Compensation Committee, the Company will grant you an option to purchase 250,000 shares of the Company’s common stock (the “Stock Option”) at a per share exercise price equal to the closing sales price on the Nasdaq Global Select Market on the Date of Grant. The Date of Grant shall be the sooner of the first or fifteenth day of the calendar month immediately following the Commencement Date, or if such day is not a business day, then the next business day. Subject to your

2001 Junipero Serra Blvd | Suite 640 | Daly City, CA 94014

continued employment with the Company through the applicable vesting date, 25% of the shares underlying the Stock Option will vest on the first anniversary of the Commencement Date and 1/48th of the total number of shares initially underlying the Stock Option will vest on each monthly anniversary thereafter. The Stock Option will otherwise be subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan (the “Equity Plan”) and a stock option agreement to be entered into between you and the Company (the “Stock Option Agreement”).

You will be entitled to participate in the Company's Severance and Change of Control Plan, a copy of which will be separately provided to you. You will also be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its regular full-time employees, including group health plans, life and disability insurances, and a 401k Plan. In addition, during your employment, you will be eligible for other standard benefits, such as paid time off and holidays to the extent applicable generally to other similarly situated employees of the Company. The Company reserves the right to terminate, modify or add to its benefits and benefit plans at any time.

The Company requires that, as a full-time employee, you devote your full business time, attention, skill, and efforts to the tasks and duties of your position as assigned by the Company. Accordingly, you may not provide services (for any or no form of compensation) for any other person or business entity while employed by the Company, without prior authorization and approval from the Board.

As an executive officer of the Company, you will be entitled to indemnification as provided under the Company's bylaws and other governing documents in effect as of the date hereof to the fullest extent permitted by applicable law. The Company and you intend that such obligation shall remain in full force and effect, such that a future change in the Company's bylaws other than a change required by applicable law, shall not affect the Company's obligations hereunder. You will be covered by the Company’s directors' and officers' liability insurance policy on the same basis as other executive officers of the Company.

As a condition of employment, you will be required to (1) sign and comply with a Proprietary Information and Inventions Assignment Agreement, a copy of which will be separately provided to you, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information, (2) sign and return a satisfactory I-9 Immigration form and provide sufficient documentation establishing your employment eligibility in the United States of America, and (3) provide satisfactory proof of your identity as required by United States law. This offer, and any employment pursuant to this offer, is also conditioned upon your consent to, and results satisfactory to the Company of reference and background checks. Until you have been informed in writing by Company that such checks have been completed and the results found satisfactory, you may wish to defer reliance on this offer. By signing below, you represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

Notwithstanding any of the above, your employment with the Company is "at will". This means that it is not for any specified period of time and can be terminated by you or by the Company at any time,

with or without advance notice, and for any or no particular reason or cause. This "at-will" nature of your

2001 Junipero Serra Blvd | Suite 640 | Daly City, CA 94014

employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and another authorized officer of the Company.

If you accept this offer, this letter, the Proprietary Information and Invention Assignment Agreement, and the other plans, policies and agreements referred to herein shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained herein or therein or contrary to those contained herein or therein, that may have been made to you are expressly cancelled and superseded by this offer. This offer letter shall be interpreted and construed in accordance with California law without regard to any conflicts of laws principles.

Please sign and date this letter and the Proprietary Information and Invention Assignment

Agreement, and return it to me by March 14, 2022 if you wish to accept employment at the Company under the terms described above, after which time this offer of employment will expire. If you accept our offer, we would like you to commence your employment with us as soon as practicable.

(signature page follows)

2001 Junipero Serra Blvd | Suite 640 | Daly City, CA 94014

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Javier Szwarcberg, MD, MPH

Javier Szwarcberg, MD, MPH

Spruce Biosciences, Inc.

Accepted by:

/s/ Ralph William Charlton III

Ralph William Charlton III

March 14, 2022

Date

2001 Junipero Serra Blvd | Suite 640 | Daly City, CA 94014